Exhibit 3.4

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.  Name of corporation:    Riverbend Telecom, Inc.

2.  The articles have been amended as follows (provide article numbers, if available):

Article I (Name) of the First Amended and Restated Articles of Incorporation of Riverbend Telecom, Inc. has been amended to change the name of the corporation from “Riverbend Telecom, Inc.” to “United eSystems, Inc.”  As amended, said Article I now reads as follows:

The name of the corporation is United eSystems, Inc. (“Corporation”).

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

For: 100%;   Against: 0%

4.  Effective date of filing (optional):

5.  Officer Signature (required):

/s/ WALTER REID GREEN, JR., CFO
Walter Reid Green, Jr. CFO